FOR IMMEDIATE RELEASE:   Wednesday, January 25, 2006

CONTACT:    Bradley T Nielson
            President and Chief Executive Officer
            Paul R. Killpack
            Chief Financial Officer
            MITY Enterprises, Inc.
            801-224-0589

                    MITY ENTERPRISES, INC. ANNOUNCES
                    RESULTS FOR THIRD FISCAL QUARTER
                - - - - - - - - - - - - - - - - - - - -
                    DILUTED EPS INCREASES 56 PERCENT


OREM, UTAH - Bradley T Nielson, president and chief executive officer of MITY Enterprises, Inc. (NASDAQ: MITY), today announced operating results for the third quarter ended December 31, 2005.

Net sales for the third quarter totaled $13.4 million compared to $11.9 million a year ago, an increase of 13 percent. Net income was $1.2 million versus $0.8 million for the comparable period a year ago, an increase of 51 percent. Basic and diluted earnings per share for the recent quarter were $0.29 and $0.28, compared to the previous year's third quarter basic and diluted earnings per share of $0.18, an increase of 61 percent and 56 percent, respectively.

Net sales for the nine months ended December 31, 2005, totaled $41.8 million compared to $37.3 million a year ago, an increase of 12 percent. Net income was up 38 percent to $4.2 million versus $3.0 million for the comparable period a year ago. Basic and diluted earnings per share for the nine-month period were $1.01 and $0.97, an increase of 44 and 45 percent over the previous year's nine-month basic and diluted earnings per share of $0.70 and $0.67, respectively.

As compared to the third quarter of fiscal 2005, the increase in net sales reflected a 16 percent growth in multipurpose room sales that was primarily attributable to growth in the office, public assembly, hospitality, government, education, business, and recreation markets. Multipurpose room chair sales were up by 88 percent primarily due to new product lines as well as growth of existing chair lines. For the nine-month period, international sales have increased 22 percent compared to the prior year period.

"We are pleased to once again report a strong quarter with increases in both sales and net income," said Nielson. "We continue to take advantage of the growth opportunities in many of our markets. The strong market acceptance of our multipurpose chair lines continues with help from our new chair lines, the Steelcore(TM) Chiavari ballroom chair and our DuraMax(TM) folding chair. We also see continued growth in our existing chair lines. In an effort to further broaden our product offering and meet the needs of our customers, we anticipate the introduction of two additional chair lines in the coming months as well -- the SwiftSet Courtside(TM) folding chair and the SwiftSet HD(TM) high density stacking chair. Also in an effort to further enhance our competitive advantages, we are beginning to formalize lean initiatives in our multipurpose room manufacturing facility.

"In addition, we are making great progress in building the production capability of our new polyethelene fencing venture. We are actively creating the tooling and molds required to bring our equipment up to full utilization. In the mean time, we have three more beta sites currently being installed with several other fence installers patiently waiting for product availability," Nielson continued.

"During the quarter, we were successful at continuing our share repurchase program by repurchasing 103,800 shares," noted Paul R. Killpack, chief financial officer. "This brings our total for the year to almost 398,000. Yesterday, at our board of directors meeting, the board increased its authorization by 150,000 shares, bringing the total authorization to 650,000.

"We are pleased to see continued growth in our core business, especially our chair lines," added Killpack. "Although we face continued material cost pressures as well as freight cost increases, still we believe that our strong sales growth will continue, particularly as we expand the number of products offered. We anticipate sales will be up during the coming quarter by as much as 10 percent as compared to last year's March quarter."

The Company will host a follow-up live broadcast over the Internet to discuss the financial results at 4:30 PM Eastern Time today. The live web simulcast of the conference call will be available to the public online at www.mityinc.com or on StreetEvent's Individual Investor Center at www.streetevents.com. Listeners are encouraged to log on five to ten minutes prior to the start time to ensure participation from the beginning. A replay of the broadcast will be available within approximately one hour for a week following the call at the referenced websites.

Copies of the Company's 10-Q and report for the fiscal 2006 3rd quarter will be available online at www.mityinc.com after they are filed.

Founded in 1987, MITY Enterprises, Inc. designs, manufactures and markets innovative institutional furniture created to meet the efficiency needs of its customers. MITY Enterprises focuses on providing premium quality institutional furniture products to niche markets. The product lines consist of multipurpose room furniture and healthcare seating. MITY's products are marketed under the Mity-Lite, Broda and Versipanel tradenames. Headquartered in Utah, MITY Enterprises serves national and international customers directly
and through distributors.    For further information, visit MITY Enterprises
online at www.mityinc.com.

This press release contains forward-looking statements related to (a) the Company's belief that sales for the March quarter will be up as much as 10 percent as compared to last year's sales for the same period, and (b) the Company's expectation that it will introduce two additional chair lines in the coming months. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to (i) continued global economic uncertainty resulting from terrorism threats, current world tensions and related U.S. military actions and their potential impact on the Company's operations; (ii) uncertainty about market acceptance of any new products introduced by the Company; (iii) increased price and quality-based competitors particularly in the multipurpose room furniture segment; (iv) lack of available capital and other resources to develop or acquire and commercialize new products; (v) increased material costs; and (vi) the risks and uncertainties outlined in the Company's documents filed with the Securities and Exchange Commission. All forward-looking statements and other information in this press release are based upon information available as of the date of this release. Such information may change or become invalid after the date of this release, and, by making these forward-looking statements, the Company undertakes no obligation to update these statements after the date of this release.


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                              MITY ENTERPRISES, INC.
                         UNAUDITED FINANCIAL HIGHLIGHTS

                                                    THREE MONTHS ENDED
                                                        DECEMBER 31,
                                                  2005             2004
                                              -----------      -----------
Net sales                                     $13,408,000      $11,872,000

Income from operations                          1,656,000        1,270,000

Pre-tax income                                  1,720,000        1,254,000

Net income                                      1,199,000          795,000

Basic earnings per share                            $0.29            $0.18

Weighted average number of common
  shares-basic                                  4,076,166        4,301,266

Diluted earnings per share                          $0.28            $0.18

Weighted average common and common
  equivalent shares-diluted                     4,221,533        4,462,038

                                                     NINE MONTHS ENDED
                                                        DECEMBER 31,
                                                  2005             2004
                                              -----------      -----------
Net sales                                     $41,845,000      $37,296,000

Income from operations                          6,177,000        4,777,000

Pre-tax income                                  6,288,000        4,735,000

Net income                                      4,162,000        3,006,000

Basic earnings per share                            $1.01            $0.70

Weighted average number of common
  shares-basic                                  4,135,492        4,289,106

Diluted earnings per share                          $0.97            $0.67

Weighted average common and common
  equivalent shares-diluted                     4,288,388        4,475,784


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